Exhibit 99.8

Combined Carve-Out Financial Statements of the

Tantalum Capacitor Business

of

EPCOS AG

as of and for the year ended September 30, 2005

Tantalum Capacitor Business of EPCOS AG

Combined Carve-Out Financial Statements

For the Fiscal Year Ending September 30, 2005

Index

Independent Auditors’ Report	3
Combined Carve-Out Balance Sheet	4
Combined Carve-Out Statement of Operations	5
Combined Carve-Out Statement of Cash Flows	6
Notes to the Combined Carve-Out Financial Statements	7-20

Independent Auditors’ Report

The Board of Directors
KEMET Corporation:

We have audited the accompanying combined carve-out balance sheet of the Tantalum Capacitor Business of EPCOS AG (the “Company”) as of September 30, 2005, and the related combined carve-out statements of operations and cash flows for the year then ended. These combined carve-out financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined carve-out financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined carve-out financial statements referred to above present fairly, in all material respects, the financial position of the Tantalum Capacitor Business of EPCOS AG as of September 30, 2005, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/  KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftprüfungsgesellschaft

Munich, Germany

June 22, 2006

Tantalum Capacitor Business of EPCOS AG

Combined Carve-Out Balance Sheet

As of September 30, 2005

EURs or € in thousands

ASSETS

Current assets:
Cash		€27
Accounts receivable, net	(3)	19,220
Inventories	(4)	17,516
Current portion of deferred tax asset	(14)	951
Prepaid expenses and other current assets	(6)	2,467
Total current assets		40,181
Property, plant and equipment, net	(5)	104,577
Long-term deferred tax asset	(14)	432
Total assets		€145,190

LIABILITIES AND DIVISIONAL EQUITY

Current liabilities:
Accounts payable	(16)	€50,130
Bank loan		47
Current portion of long-term debt	(8)	60
Other current liabilities	(7)	7,275
Total current liabilities		57,512
Long-term debt	(8)	2,650
Pensions	(15)	4,299
Total liabilities		64,461

Divisional equity	(10)	80,729
Total liabilities and divisional equity		€145,190

See accompanying notes to the combined carve-out financial statements.

Tantalum Capacitor Business of EPCOS AG

Combined Carve-Out Statement of Operations

For the year ended September 30, 2005

EURs or € in thousands

Sales	(12)	€87,660

Operating costs and expenses:
Cost of goods sold		96,383
Restructuring expense	(13)	1,560
Research and development expenses		6,407
Marketing and selling expenses		9,371
General and administrative expenses		1,260
Other expense, net		315
Total operating costs and expenses		115,296

Operating loss		(27,636)

Interest expense, net		912

Loss before income taxes		(28,548)
Income tax benefit	(14)	(2,400)

Net loss		€(26,148)

See accompanying notes to the combined carve-out financial statements.

Tantalum Capacitor Business of EPCOS AG

Combined Carve-Out Statement of Cash Flows

For the year ended September 30, 2005

EURs or € in thousands

Sources (uses) of cash:
Operating activities:
Net loss		€(26,148)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization		15,922
Deferred income taxes		(2,422)
Changes in assets and liabilities:
Decrease in accounts receivable		1,817
Decrease in inventories		729
Increase in prepaid expenses and other current assets		(437)
Decrease in accounts payable, trade		(4,061)
Decrease in accrued expenses		(1,832)
Increase in other non-current liabilities		530
Net cash used in operating activities		(15,902)

Investing activities:
Additions to property and equipment		(15,999)
Net cash used in investing activities		(15,999)

Financing activities:
Repayment of debt		(1,870)
Dividends paid to Parent Company		(6,000)
Loan from Parent Company, Portugal		30,000
Change in cash pooling with Parent Company, Portugal		(8,872)
Change in transfers from Parent Company, Germany		18,640
Net cash provided by financing activities		31,898
Net decrease in cash		(3)

Cash at beginning of fiscal year		30
Cash at end of fiscal year		€27

Other Cash Flow Information:
Interest paid		€6
Income taxes paid		€40

Non Cash Flow Information:
Intercompany interest expense		€916
Forgiveness of governmental loan	(8)	€7,577

See accompanying notes to the combined carve-out financial statements.

Tantalum Capacitor Business of EPCOS AG
Notes to the Combined Carve-Out Financial Statements
As of and for the year ended September 30, 2005
EURs or € in thousand

Note 1 — Business and Basis of Presentation of the Combined Carve-Out Financial Statements

The accompanying combined carve-out financial statements present the combined financial position, results of operations and cash flows of the tantalum capacitor business (the “Company”) of EPCOS AG (the “Parent Company”). The combined carve-out financial statements include the EPCOS Portugal legal entity (EPCOS — Pecas E Componentes Electronicos, S.A.) as well as a carve-out business of the tantalum capacitor operations in Heidenheim, Germany.

On April 13, 2006, pursuant to the terms of an asset and share purchase agreement and an asset purchase agreement between KEMET Electronics Corporation (“KEMET” or the “Purchaser”) and EPCOS AG, the Purchaser acquired all of the issued share capital of EPCOS Portugal and certain assets (primarily fixed assets and accounts receivables) of the tantalum capacitor operations of the Parent Company, primarily in Heidenheim, Germany, for a purchase price of EUR 68.3 million in cash and assumption of certain liabilities and working capital adjustments of EUR 10.2 million. Because the acquisition excludes EPCOS’ tantalum capacitor manufacturing facility in Heidenheim, Germany, the parties entered into a manufacturing and supply agreement under which EPCOS will continue to produce products exclusively for KEMET at the Heidenheim facility during a transition period. Once the transition period is completed in September 30, 2006, KEMET will purchase one of the Heidenheim manufacturing assets and the research and development assets for cash of EUR 8.0 million. Therefore, only these specified assets and no liabilities of the tantalum capacitor operations in Heidenheim, Germany will be acquired by KEMET. However, since these operations were a part of the historical tantalum capacitor business, the assets, liabilities, and operational results of the Heidenheim, Germany facility have been reflected in these combined carve-out financial statements.

The table below shows the tantalum capacitor operations’ in Heidenheim, Germany net assets as of September 30, 2005:

Trade accounts receivables	€12,580
Inventories	6,813
Prepaid and other current assets	1,061
Total current assets.	20,454
Property, plant and equipment	24,581
Total assets	45,035

Trade accounts payable	6,622
Accrued liabilities	3,761
Total current liabilities	10,383

Net assets	€34,652

Certain corporate costs incurred by the Parent Company, such as information technology, marketing, selling, and administration, have been allocated to the Company based upon a specific identification of the expenses. Certain other corporate costs have been allocated using proportional cost allocation methods including budgeted net sales, number of information system users, and number of headcount. Management believes the above allocations to be reasonable; however, there can be no assurance that such allocations will be indicative of future results of operations of the business nor reflective of historical results had the business been a separate, stand-alone entity during the periods covered. For the fiscal year ending September 30, 2005, the following denotes the corporate charges allocated to the Company:

Information technologies	€4,393
Sales commissions	7,014
Corporate sales headquarters	640
Corporate promotional charges	334
Corporate administration charges	1,260
Divisional administration charges	572
€14,213

The Parent Company uses a centralized approach to cash management and the financing of its global operations, including the Tantalum Capacitor business. The Company’s financing requirements for the German carve-out business as well as settlement of intercompany transactions are represented by cash transactions with the Parent Company and are reflected in Divisional Equity on the combined carve-out balance sheet as no intercompany accounts with the Parent Company existed for the carve-out business. Since the entity in Portugal was an established legal entity, it utilized intercompany accounts with the Parent Company. Therefore, these intercompany transactions were recorded in these accounts and are therefore not reflected in Divisional Equity in these financial statements.

The combined carve-out financial statements have been prepared in accordance with United States generally accepted accounting principles. The preparation of the combined carve-out financial statements requires that management make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. The combined carve-out financial statements included herein may not necessarily be indicative of the Company’s financial position, result of operations, or cash flows had the Company operated as a separate entity during the period presented or in future periods.

The accompanying financial statements are reported in euro for all periods presented as this is the functional reporting currency for the Company.

Note 2 — Summary of Significant Accounting Policies

Principles of Combination

The combined carve-out financial statements include the accounts of the EPCOS Portugal legal entity (EPCOS — Pecas E Componentes Electronicos, S.A.) and the Tantalum Capacitor operations at the Heidenheim, Germany manufacturing facility of EPCOS AG. All significant inter-company transactions among these businesses have been eliminated. Transactions with EPCOS AG and its subsidiaries have not been eliminated.

Affiliate transactions

Affiliates are defined as EPCOS AG and all of its consolidated subsidiaries excluding the Company.

Cash

Cash includes local cash on hand and cash in bank accounts of the legal entity. As discussed in Note 1, 3 and 16 the Parent Company pools the majority of cash from its legal and operating entities. Therefore, the Company does not have cash equivalents at September 30, 2005, and cash balances are not significant.

Inventories

Inventories are stated at the lower of cost or market price.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Cost includes major expenditures for improvements and replacements that extend useful lives or increase capacity. Maintenance and repairs are charged directly to expense as incurred. Renewal or improvement costs are capitalized, insofar as they enhance the value of the related asset. On disposal, costs and accumulated depreciation are written off, and the difference between the net book value and the disposal proceeds is recorded in the Combined Carve-Out Statements of Operations as a gain or loss.

Depreciation is computed on the straight-line method.

The estimated useful lives of depreciable assets are assigned as follows:

Buildings and improvements to rented property	5 to 50 years
Machinery and other equipment	5 to 10 years
Other assets, office fixtures and fittings	3 to 5 years

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset, or group of assets, with future undiscounted cash flows expected to be generated by the asset, or group of assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is based on discounted estimated future net cash flows. Management judgment is necessary to estimate discounted future net cash flows. Accordingly, actual results could vary from such estimates.

Revenue Recognition

Revenues resulting from sales of products are recognized when corresponding agreements exist, the purchase price is fixed or clearly defined, products are shipped and the payment of the customer is reasonably predictable.

Other Product-Related Costs

Research and development costs and marketing and selling expenses are expensed as incurred. Provisions for estimated warranty costs are recorded at the time the related sales are recognized based on the Company’s historical warranty experience by product and periodically adjusted to reflect actual experience. The average warranty period is twelve months.

Provisions

The Company accrues for provisions in the period when it becomes probable that a liability has been incurred and the amount is reasonably estimable.

Contingencies

The Company accrues for contingencies in the period when it becomes probable that a liability has been incurred and the amount is reasonably estimable.

Income Taxes

Income taxes included in the accompanying combined carve-out financial statements have been determined as if the Company was a stand-alone entity during the period covered and are calculated using the asset and liability method, as prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. All liabilities or claims related to taxes on earnings arising during the fiscal year are reflected in the combined carve-out financial statements pursuant to the relevant tax laws applicable to the individual locations. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are computed using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized.

Foreign Currency

Purchases and sales in foreign currencies are converted using the daily rate of exchange at the time of the transaction. Monetary assets and liabilities denominated in non-functional currencies are converted into the functional currency at the rate applying at the balance sheet date. The resulting foreign currency gains and losses are included in the statements of operations.

Use of Estimates

The Company’s management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the allocations discussed in Note 1 to prepare these combined carve-out financial statements in conformity with United States generally accepted accounting principles. Actual results could differ from those estimates.

Note 3 — Accounts Receivable, net

Accounts receivable are presented net of an allowance for doubtful accounts. The following table presents a breakdown of accounts receivable by third party trade receivables and receivables due from the Parent Company and its other entities. All receivables between the Company’s locations have been eliminated. In addition, the following table presents changes to the allowance for doubtful accounts for the fiscal year ended September 30, 2005. Trade affiliate receivables mainly consist of receivables from EPCOS entities that sell the Company’s products. Other affiliate receivables consist of cash pooling between the Company’s operations in Portugal and the Parent Company.

Trade third party	€10,824
Trade affiliate	5,999
Other affiliate	2,600
19,423
Less:
Allowance for doubtful accounts	203

Net accounts receivable	€19,220

The following denotes the activity in the allowance for doubtful accounts for the fiscal years ending September 30, 2005:

Allowance for doubtful accounts, beginning of the year	€120
Additions charged to bad debts	96
Write-offs charged against the allowance	(13)

Allowance for doubtful accounts, end of year	€203

Note 4 — Inventories

The components of inventory as of September 30, 2005 are denoted below:

Raw materials	€4,829
Work in process	4,795
Finished goods	7,892
Inventories	€17,516

Note 5 — Property, Plant and Equipment, net

Property, plant and equipment, net at September 30, 2005 was as follows:

Land and buildings	€26,778
Machinery and equipment	157,030
Construction in progress	12,547
Gross property, plant and equipment	196,355
Accumulated depreciation	(91,778)
Net property, plant and equipment	€104,577

Note 6 — Prepaid Expenses and Other Current Assets

The components of prepaid expenses and other current assets at September 30, 2005 are as follows:

VAT receivables	€1,275
Import sales taxes	884
Other	308
€2,467

Note 7 — Other Current Liabilities

Other current liabilities as of September 30, 2005 are as follows:

Accruals for employee related costs	€4,820
Provisions for withholding and sales taxes .	1,966
Accruals for warranties	120
Other	369

€7,275

Accruals for employee related costs includes a restructuring accrual (see Note 13).

The Company has established an accrual to account for the warranties on its products. The following chart denotes the activities related to product warranties for the year ending September 30, 2005:

Product warranties, beginning of year	€300
Product warranties issued during fiscal year	120
Usage of accruals	(300)

€120

Note 8 — Debt

The Company and the Government of Portugal entered into certain investment contracts aimed to expand manufacturing capacities at the legal entity in Portugal. As a consequence, the Company has received non-interest bearing loans, two of which are outstanding as of September 30, 2005. Repayments are in annual installments, as noted below. Repayment of these loans is guaranteed by a bank. One of the loans matures on December 28, 2007 and the other loan matures on December 28, 2010. If the Company fulfills its obligations for the entire period under the investment contracts, the loans will be forgiven up to 60% of the outstanding amounts. The two obligations to be fulfilled by the Company include the hiring of a specified number of employees and the achievement of agreed-upon production levels. In fiscal year 2004, the Company met its obligations under one of the investment contracts, and therefore in 2005, the Portuguese government forgave EUR 7,577 relating to these governmental loans.

The aggregate maturities of the loans subsequent to September 30, 2005 are as follows:

2006	€60
2007	223
2008	575
2009	741
2010	741
Thereafter	370
€2,710

Note 9 — Related Party Transactions Other Than Affiliates

The Parent Company consists substantially of a former joint venture between Siemens and Matsushita formed in 1989 in order to create a more competitive worldwide supplier of electronic components and subassemblies to the electronics industry by making more effective use of their respective resources.

The Company continues to sell its products directly to Siemens and also utilizes the Siemens’ sales organization to sell products to third parties in certain countries. Total sales to Siemens for both internal use and resale were 12.1% or EUR 10.6 million of total Company’s sales for the year ending September 30, 2005. With regards to sales of tantalum products to end customers via the Siemens sales organization, the Parent Company has several agency and distributorship agreements with Siemens. The Company had trade third party accounts receivable with Siemens of EUR 1,340 thousand and had trade third party accounts payable of EUR 113 thousand at September 30, 2005. See Notes 1, 3, 10 and 16 regarding affiliate transactions.

Note 10 — Divisional Equity

Beginning balance at October 1	€94,616
Net loss	(26,148)
Dividends declared from Portuguese entity	(6,000)
Accumulated other comprehensive loss, net of tax	(379)
Net transfers from Parent Company	18,640

Ending balance at September 30	€80,729

Net transfers from Parent Company relates to financing as well as settlement of intercompany transactions of the German operations of the Tantalum Capacitor Business (see Note 1).

Note 11 — Contingent Liabilities and Other Commitments

The following are commitments that exist as of September 30, 2005:

Long-term purchase contract	€17,942
Rentals under lease contracts	€22

The Company signed an agreement in 2000, as amended, with a supplier of tantalum powder. The long-term purchase contract requires the Company to purchase tantalum powder at a rate of EUR 308.21 per pound through fiscal year 2007. In fiscal years 2006 and 2007, the Company committed to purchase EUR 10,480 thousand and EUR 7,462 thousand. In fiscal year 2005, the Company purchased tantalum powder in the amount of EUR 6,948 thousand under this agreement.

The Company is not involved in any material legal proceedings.

Note 12 — Sales

Sales by geographical area were as follows for the year ending September 30, 2005:

Europe	€56,339
North America and Mexico	6,199
Africa	92
Asia	24,368
Cental and South America	662
€87,660

Note 13 — Restructuring Expenses

Due to the considerable changes in market conditions for passive electronic components in recent years, it was necessary for the Company to undertake restructuring measures to reduce the work force.

In fiscal year 2004, the Company provided EUR 1.1 million for employee terminations related to a reduction in work force in the Heidenheim, Germany facility.

In fiscal year 2005, the Company recognized restructuring charges, primarily related to employee terminations, of EUR 1,560 relating to the Evora, Portugal facility.

A reconciliation of the beginning and ending liability balances for restructuring charges included in other current liabilities on the Combined Carve-Out Balance Sheet were as follows:

Beginning of fiscal year	€1,403
Costs charged to expense	1,560
Amounts paid	(2,268)
End of fiscal year .	€695

Note 14 — Income Taxes

The components of net loss before income taxes for the fiscal year ended September 30, 2005 consist of:

Germany	€(19,664)
Foreign	(8,884)
€(28,548)

The provision for income tax expense/(benefit) for the fiscal year ended September 30, 2005 is as follows:

Current:
Germany	€—
Foreign	21
21

Deferred:
Germany	—
Foreign	(2,421)
(2,421)

Provision/(benefit) for income taxes	€(2,400)

A reconciliation of the statutory income tax rate to the effective tax rate for the fiscal year ended September 30, 2005 is as follows:

Statutory German income tax rate	-40.0%
Effect of Portugal operation	3.3%
Change in valulation allowance	26.0%
Other	2.3%
Effective income tax rate	-8.4%

The components of deferred tax assets and liabilities as of September 30, 2005 are as follows:

Deferred Tax Assets:
Net operating loss carryforwards	€21,436
Investment tax credits	5,185
Pension	1,646
Accruals	243
Inventories	640
Other	31
Gross deferred tax assets	29,181
Less valuation allowance	(23,493)
Net deferred tax assets	5,688

Deferred Tax Liabilities:
Property, plant and equipment	(4,230)
Receivables	(34)
Deferred income	(41)
Net deferred tax liabilities	(4,305)

Net deferred income tax asset/(liability)	€1,383

As of September 30, 2005, the Company’s deferred tax assets has been reduced by a valuation allowance of EUR 23,493 thousand due to evidence indicating that a valuation allowance is required under SFAS No. 109 for the German deferred tax assets. The valuation allowance increased by EUR 7,300 thousand during the fiscal year 2005, principally due to net operating loss carryforwards.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that its deferred tax assets are properly recorded for the fiscal year ending September 30, 2005.

The net deferred income tax asset is reflected in the accompanying fiscal year 2005 combined carve-out balance sheet as a EUR 951 thousand current asset and a EUR 432 thousand noncurrent asset relating to Portuguese tax jurisdiction.

As of September 30, 2005, the Company had net operating loss carryforwards in Portugal and Germany of approximately EUR 8.2 million and approximately EUR 47.9 million, respectively. The net operating losses in Portugal are available to offset future taxable income, if any, through fiscal year 2011. The net operating losses in Germany are available to offset future taxable income, if any, indefinitely. These net operating losses are calculated as though the Company was a separate legal entity on a separate return basis.

In connection with the investment contracts with the Portuguese Government discussed in Note 8, the legal entity in Portugal received certain investment tax credits upon fulfillment of certain financial and non-financial terms and conditions relating to the construction and expansion of the tantalum production facilities in Evora. These investment tax credits of EUR 5.2 million will expire in December 2008 and 2011, respectively.

Management believes that is more likely than not that the Company’s net deferred tax assets in Germany, as well as the investment tax credits from the Portuguese Government will not be realized, based on the scheduled reversal of deferred tax liabilities, the recent history of cumulative losses, and the insufficient evidence of future taxable income to overcome the loss history.

Note 15 — Pensions

The Parent Company has defined benefit plans that cover all of its German employees. The plans provide defined benefits based on years of service and salary level (salary employees) and individual flat amounts (executives), respectively. There are no Company sponsored pension plans for the Portuguese employees and the plans for the German employees are unfunded. The pension liabilities included in these combined carve-out financial statements are based on actuarial valuations measured at September 30, 2005 and includes only employees of the Company. For purposes of calculating the amortization of unrecognized actuarial losses, the remaining service period has been estimated to be 10 years.

The components of net periodic pension cost for the fiscal year ending September 30, 2005 include the following:

Service cost	€177
Interest cost	209
Amortization of net loss	34

Net periodic pension cost	€420

The weighted-average assumptions used in determining net periodic pension costs for the fiscal year ending September 30, 2005 were as follows:

Discount rate	5.25%
Rate of compensation increase	2.00%

The weighted-average assumptions used in determining defined benefit obligations at September 30, 2005 were as follows:

Discount rate	4.00%
Rate of compensation increase	2.00%
Rate of pension increase	1.50%

The following table sets forth the plans’ change in defined benefit obligation and the amounts recognized in the combined carve-out financial statements at September 30, 2005:

Change in defined benefit obligation:
Defined benefit obligation at beginning of year	€3,987
Service cost	177
Interest cost	209
Actuarial loss	635

Defined benefit obligation at end of year	5,008

Funded status	(5,008)
Unrecognized net actuarial loss	1,341

Net amount recognized	(3,667)

Amounts recognized in Combined Carve-Out Balance Sheets consist of:
Accrued benefit cost	(4,299)
Accumulated other comprehensive loss	632

Net amount recognized	€(3,667)

The accumulated benefit obligation for defined benefit pension plans was EUR 4,299 at September 30, 2005.

For the fiscal year ended September 30, 2005, the minimum liability included in other comprehensive loss increased by EUR 632.

The following benefit payments, which reflect expected future service, are expected to be paid as follows:

2006	€—
2007	€—
2008	€2
2009	€2
2010	€10
Thereafter	€120

Note 16 — Accounts Payable

The following comprises the breakdown of accounts payable by third parties and payables due to the Parent Company and its other entities at September 30, 2005:

Trade third party	€11,762
Trade affiliate	1,883
Affiliate loan	30,000
Other affiliate	6,485

Total accounts payable	€50,130

Trade affiliate payables mainly consist of inter-company charges from the Parent Company. The Affiliate loan is a loan between the legal entity in Portugal and the Parent Company. Other affiliate payables consist primarily of cash pooling between the Company’s entity in Portugal and the Parent Company. The affiliate loan and the other affiliate payable bear an interest rate of 2.9%. The affiliate loan is renewed annually in March.